Exhibit 99.1

RPM Increases Cash Dividend for 53rd Consecutive Year

• Quarterly payment of $0.57 per share is 5.6% increase over prior year

• All nominees to the board of directors elected at annual meeting of stockholders

MEDINA, Ohio – October 8, 2026 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.57 per share, payable on October 30, 2026, to stockholders of record as of October 20, 2026. This payment represents a 5.6% increase over the $0.54 quarterly cash dividend paid at this time last year and is the 53rd consecutive year the company has increased its cash dividend.

“I’m proud to announce that RPM has increased its dividend for the 53rd consecutive year. This milestone reflects the unwavering dedication of our associates, whose focus on serving customers and executing with discipline in a challenging environment continues to create lasting value for our stockholders,” said Frank C. Sullivan, RPM Chairman and CEO.

RPM’s 53rd consecutive year of increased cash dividends paid to its stockholders places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 38 other U.S. companies have consecutively paid an increasing annual dividend for a longer period of time, according to stockanalysis.com.

At the annual meeting of stockholders, all nominees to the board of directors, as listed in the proxy, were elected.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products and performance coatings. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, Zinsser, Varathane, The Pink Stuff, Stonhard, Carboline, Finish Works, Tremco, Euclid Chemical, Dryvit and Nudura. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,500 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.